Exhibit 10.1
Execution Version

$385,000,000
SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT
dated as of January 22, 2008,
among
BUFFETS, INC., a Debtor and Debtor in Possession
BUFFETS HOLDINGS, INC., a Debtor and a Debtor in Possession
THE LENDERS NAMED HEREIN
and
CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC
as Syndication Agent and Documentation Agent

Schedule 1.01(b)	Master Land and Building Leases
Schedule 1.01(c)	Non-Core Assets
Schedule 1.01(d)	Sale/Leaseback Properties
Schedule 1.01(e)	Subsidiary Guarantors

Schedule 1.01(f)	Permitted Pre-petition Claim Payments
Schedule 2.01	Lenders and New Money Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.18	Insurance
Schedule 3.20(a)	Owned Real Property
Schedule 3.20(b)	Leased Real Property
Schedule 3.22	Deposit Accounts; Control Accounts; Credit Card Arrangements; Blocked Accounts
Schedule 4.02(i)	Material Adverse Effect
Schedule 5.12(j)	DDAs
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Guarantee and Collateral Agreement
Exhibit E	Form of Opinion of Counsel to the Loan Parties
Exhibit F	Form of Adequate Protection Stipulation and Cash Collateral Order
Exhibit G	Form of Cash Management Order
Exhibit H	Form of Interim Order
Exhibit I	Form of Rollover Notice

     SECURED SUPER-PRIORITY DEBTOR IN POSSESSION CREDIT AGREEMENT (this “Agreement”) dated as of January 22, 2008, among BUFFETS, INC., a Minnesota corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code (as defined below) (the “Borrower”), BUFFETS HOLDINGS, INC., a Delaware corporation (“Holdings”), as a debtor and a debtor in possession under Chapter 11 of the Bankruptcy Code, the Lenders (as defined in Article I) and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, and Credit Suisse Securities (USA) LLC as syndication agent (in such capacity, the “Syndication Agent”) and as documentation agent (in such capacity, the “Documentation Agent”).
     WHEREAS, on January 22, 2008, (the “Petition Date”), the Borrower and Holdings and certain of their subsidiaries each filed a voluntary petition for relief (collectively, the “Bankruptcy Cases”) under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
     WHEREAS, the Borrower and Holdings and certain of their subsidiaries are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code;
     WHEREAS, the Borrower has requested that the Lenders provide a secured super-priority credit facility of up to $385,000,000 in order to fund the continued operation of the Borrower’s, Holdings’s and those certain subsidiaries’ businesses as debtors and debtors in possession under the Bankruptcy Code;
     WHEREAS, the Lenders are willing to make available to the Borrower such post-petition loans upon the terms and subject to the conditions set forth herein; and
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “Adequate Protection” shall mean that the adequate protection ordered by the Bankruptcy Court pursuant to Sections 361, 362, 363 and 364 of the Bankruptcy Code providing for, in respect of the lenders under the Existing Credit Agreement, among other things, (a) liens on the Collateral that are immediately junior to the liens securing the Obligations; (b) claims under Section 507(b) of the Bankruptcy Code to the extent of any shortfall of adequate protection; (c) all-cash payments of interest under the Existing Credit Agreement on a monthly basis at the LIBO Rate (which shall at no time, be (a) less than 4.0% or (b) greater than 5.0%) plus 7.25%; (d) the establishment of the Rollover Facility hereunder; (e) replacement liens; and (f) current payment of fees, if any, that accrue after the Petition Date under the Existing Credit Agreement; all as in the Orders (which will include payment of the professional fees of Blackstone, Latham & Watkins LLP and Ropes & Gray LLP) as set forth in the Interim Order and otherwise in form and substance satisfactory to the Required Lenders.
          “Adjusted LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
          “Agent Account” shall have the meaning assigned to such term in Section 5.12(c).
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Applicable Percentage” shall mean 7.25%.
          “Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings, the Borrower or any of the Subsidiaries to any person other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings, the Borrower or any of the Subsidiaries (other than inventory disposed of in the ordinary course of business) or (c) whether in one transaction or a series of transactions, substantially all of the assets of one or more of Holdings, the Borrower or any of their Subsidiaries, including any inventory.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.
          “Bankruptcy Cases” shall have the meaning assigned to such term in the recitals hereto.
          “Bankruptcy Code” shall mean title 11, United States Code, as amended from time to time.
          “Bankruptcy Court” shall have the meaning assigned to such term in the recitals to this Agreement; provided, however, that “Bankruptcy Court” shall also mean any other court of competent jurisdiction over the Bankruptcy Cases.
          “Blackstone” shall mean Blackstone Advisory Services, L.P.
          “Blocked Accounts” shall have the meaning assigned to such term in Section 5.12(b).
          “Blocked Account Agreement” shall have the meaning assigned to such term in Section 5.12(b).
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrowing” shall mean Loans of the same Class made or continued on the same date and as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably approved by the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Calendar Maturity” shall mean January 22, 2009; provided, however, that (a) such date shall be automatically extended by six months if, on the one-year anniversary of the Closing Date, the aggregate principal amount of New Money Loans outstanding on such date is less than or equal to $50.0 million ($40.0 million, to the extent Holdings and its Subsidiaries receive in the aggregate $10.0 million or more in consideration from Asset Sales consummated during the twelve-month period commencing on the Closing Date) or (b) if the Maturity Date extension described in clause (a) does not occur, the Maturity Date may nonetheless be extended by six months with the consent of the Required Lenders.
          “Capital Expenditures” shall mean, for any period and with respect to any person, all expenditures for the acquisition or leasing of fixed or capital assets or additions to equipment during such period by such person that would be classified as capital expenditures in accordance with GAAP, but excluding any such expenditure made (a) to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or indemnification or damage recovery proceeds relating to any such damage, loss, destruction or condemnation or (b) with proceeds from the sale or exchange of property to the extent utilized to purchase functionally equivalent property or equipment.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding the foregoing, any obligations under any Sale and Leaseback (including the Sale/Leaseback Transaction) in existence on the Closing Date shall not constitute Capital Lease Obligations hereunder (and if, after the Closing Date, any such obligations shall be recharacterized as Capital Lease Obligations under GAAP, they shall nevertheless continue to be treated as operating expenses for purposes of this Agreement).
          “Carve-Out” shall mean (i) the unpaid fees due and payable to the Clerk of the Court and the Office of the United States Trustee pursuant to 28 U.S.C. § 1930; (ii) the accrued and unpaid fees and expenses incurred by professionals retained pursuant to an order of the Bankruptcy Court until the earlier of (x) the occurrence of an Event of Default, provided that professional fees and expenses incurred after an Event of Default which is waived or cured shall also be included in the Carve-Out (so long as an unwaived or uncured Event of Default has not occurred and is not continuing) or (y) the conversion of the Cases to cases under chapter 7 of the Bankruptcy Code, provided that such fees and expenses incurred pursuant to either (ii)(x) or (ii)(y) must be approved by the Bankruptcy Court; and (iii) the accrued and unpaid fees and expenses incurred by professionals retained pursuant to an order of the Bankruptcy Court upon and after the occurrence of an Event of Default and during the continuance of such an Event of Default which is not waived or cured, or upon and after the conversion of the Cases to cases under chapter 7 of the Bankruptcy Code, in an aggregate amount not to exceed $400,000 plus any allowed fees and expenses reasonably incurred by professionals retained pursuant to an order of the Bankruptcy Court solely in connection with responding to requests a chapter 7 trustee appointed by order of the Bankruptcy Court for the Cases makes of such professionals for transmittal of documents in their possession. In no event shall any of the Carve-Out be used to pay any fees or expenses of any person retained in a chapter 7 case under sections 326, 327 or 328 of the Bankruptcy Code).
          “Cash Flow Forecasts” collectively shall mean the 16-week Cash Flow Forecasts prepared each week by the Borrower in form and with detail substantially similar to the 16-week Cash Flow Forecast delivered to the Administrative Agent on January 2, 2008, which shall reflect the Borrower’s good faith projection of all cash receipts and disbursements in connection with the operation of its business in the 16-week period beginning on the date of delivery of such Cash Flow Forecast.
          “Cash Management Order” shall mean that certain order issued by the Bankruptcy Court in substantially the form of Exhibit F (Form of Cash Management Order) and otherwise in form and substance satisfactory to the Required Lenders.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.
          “claims” shall mean claims, actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or any other claims whatsoever (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment).
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Interim Date Loans, Delayed Draw Loans, New Money Loans or Rollover Loans and, when used in reference to any New Money Commitment, refers to whether such New Money Commitment is an Interim Date Loan Commitment or a Delayed Draw Commitment.
          “Closing Date” shall mean January 22, 2008.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include any Mortgaged Properties.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
          “Consolidated EBITDA”, of any person for any period, shall mean Consolidated Net Income from continuing operations of such person and its subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, (a) the sum of (i) income tax expense, (ii) Consolidated Interest Expense of such person and its subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including, in the case of the Borrower, the Loans and the loans and letters of credit outstanding under the Existing Credit Agreement and including, without limitation, “Forbearance Fees” as defined in that certain Forbearance Agreement and second amendment to the Existing Credit Agreement, dated as of January 7, 2008 among the Borrower, certain lenders under the Existing Credit Agreement and the other parties party thereto, the amortization of any fees payable, on or before the date of the initial funding hereunder, in connection with the consummation of this Agreement and such initial funding hereunder, or interest, default interest of any kind, accelerated interest or interest paid in-kind), (iii) depreciation and amortization expense, (iv) amortization of intangibles (including goodwill) and organization costs, (v) losses on sales of assets outside of the ordinary course of business, (vi) the amount of any reserves for class action lawsuits, but only to the extent that such amounts have not been paid in cash during such period and provided, that, for purposes of this subclause (vi) of this clause (a), any such reserves shall be subsequently treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made, (vii) any non-recurring cash or non-cash expenses related to a financial restructuring or the Bankruptcy Cases (including but not limited to legal, consulting and advisory fees), (viii) any expenses related to restaurants closed prior to January 7, 2008 and any expenses related to lease termination costs including reserves for remaining lease obligation costs and associated non-lease expenses with respect to future restaurant closures subject to a closure plan approved by the Bankruptcy Court or otherwise approved by the Required Lenders where such approval will not be unreasonably withheld, (ix) any other non-cash charges (other than the writedown of current assets), (x) non-cash management fees and expenses, (xi) business interruption insurance proceeds to the extent not included in Consolidated Net Income, (xii) fees and expenses paid in connection with the Transactions and the “Transactions” as defined in the Existing Credit Agreement as in effect on the date hereof and (xiii) to the extent the related obligation is included as Indebtedness under this Agreement, the amount of any earnout payments made during such period, and minus, without duplication, to the extent included in the statement of such Consolidated Net Income for such period, (b) the sum of (i) any unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (ii) any other non-cash income, all as determined on a consolidated basis.
          “Consolidated Interest Expense” shall mean, for any person for any period, the total cash interest expense (including imputed interest expense in respect of Capital Lease Obligations and “Synthetic Lease Obligations” under, and as defined in, the Existing Credit Agreement) of such person and its subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP. For purposes of the foregoing, interest expense of any person shall be determined after giving effect to any net payments made or received by such person with respect to interest rate Hedging Agreements.

          “Consolidated Net Income” shall mean, for any person for any period, the net income or loss before cumulative effect in change of accounting of such person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a subsidiary of such person or is merged into or consolidated with such person or any subsidiary thereof or the date that such person’s assets are acquired by such person or any subsidiary thereof and (c) the income or loss of any person (other than a Subsidiary Guarantor) in which any other person (other than the Borrower, a Subsidiary Guarantor, a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Credit Card Notification” shall have the meaning assigned to such term in Section 5.12(b).
          “Credit Event” shall have the meaning assigned to such term in Section 4.01.
          “DDA Notification” shall have the meaning assign to such term in Section 5.12(b).
          “DDAs” shall mean any checking or other demand deposit account maintained by the Loan Parties.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Delayed Draw Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Delayed Draw Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Delayed Draw Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The total amount of the Delayed Draw Commitments is $85,000,000 minus the Interim Funding Amount.
          “Delayed Draw Commitment Period” shall mean the period from and including the Closing Date to the Delayed Draw Termination Date.

          “Delayed Draw Funding Date” shall have the meaning assigned to such term in Section 2.01(b).
          “Delayed Draw Loans” shall have the meaning assigned to such term in Section 2.01(b).
          “Delayed Draw Termination Date” shall mean the earlier to occur of (i) the date the Delayed Draw Commitments are permanently reduced to zero pursuant to Section 2.1(b) and (ii) April 30, 2008.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Entry Date” shall mean the date of the entry of the Final Order.
          “Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, any toxic or hazardous materials, wastes or materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, any toxic or hazardous materials, wastes or materials.
          “Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a “prohibited transaction” with respect to which Holdings, the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Holdings, the Borrower or any such Subsidiary could otherwise be liable.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender

(other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a).
          “Existing Credit Agreement” shall mean the Credit Agreement dated as of November 1, 2006, as amended, supplemented or otherwise modified, among the Borrower, Holdings, the lenders named therein and Credit Suisse, as administrative agent and collateral agent.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean the Fee Letter dated as of January 22, 2008, among the Borrower, Credit Suisse Securities (USA) LLC, Credit Suisse and the Lenders.
          “Fees” shall mean the Commitment Fees and the Administrative Agent Fees.
          “Final Budget” shall mean the Final DIP Budget for the period commencing on the Closing Date and ending on the date that is 18 months after the Closing Date, as provided by the Borrower and approved by the Required Lenders, and consisting of monthly financial and operating projections.
          “Final Order” shall mean an order of the Bankruptcy Court pursuant to Section 364 of the Bankruptcy Code, in form and substance satisfactory to the Administrative Agent and the Required Lenders, approving this Agreement and the other Loan Documents, authorizing the incurrence by the Loan Parties of permanent post-petition secured and super-priority Indebtedness in accordance with this Agreement, as to which no stay has been entered and that has not been reversed, modified, vacated or overturned.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

          “First Day Orders” shall mean the Cash Management Order, the Interim Order and all other orders entered by the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on the Petition Date.
          “Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
          “Funded Debt” shall mean, at any time, the Total Debt at such time less cash and Permitted Investments of the Borrower and the Domestic Subsidiaries at such time in an aggregate amount not to exceed $30,000,000.
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.
          “Guarantors” shall mean Holdings and the Subsidiary Guarantors.

          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Inactive Subsidiary” shall mean any Subsidiary of the Borrower that (a) does not conduct any business operations, (b) has assets with a total book value not in excess of $10,000 and (c) does not have any Indebtedness outstanding.
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit and (i) all obligations of such person as an account party in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent that, by its terms, such Indebtedness is nonrecourse to such person.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Interest Payment Date” shall mean the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, the Maturity Date and, in addition, the date of any prepayment of a Borrowing.
          “Interest Period” shall mean the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one month thereafter; provided, however, that if the Interest Period for any Borrowing would end on a day other than a Business Day, such Interest Period shall be extended to the succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interim Budget” shall mean the Cash Flow Forecast for the period commencing on the Closing Date and ending on the date that is 13 weeks after the Closing Date, as provided by the Borrower and acceptable to the Required Lenders.
          “Interim Date Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Interim Date Loans hereunder as set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Interim Date Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The total amount of the Interim Date Loan Commitments is $30,000,000.
          “Interim Date Loan Termination Date” shall mean the earlier to occur of (i) the date the Interim Date Loan Commitments are permanently reduced to zero pursuant to Section 2.01 and (ii) the date that is five days after the Closing Date.
          “Interim Date Loans” shall have the meaning assigned to such term in Section 2.01(a).
          “Interim Funding Amount” shall mean the lesser of (a) $30,000,000 and (b) the maximum amount approved by the Bankruptcy Court in the Interim Order to be made available to the Borrower prior to the Entry Date as part of the New Money Facility.
          “Interim Order” shall mean that certain order issued by the Bankruptcy Court in substantially the form of Exhibit G (Form of Interim Order).
          “Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any person that has become a party hereto pursuant to an Assignment and Acceptance.
          “Leverage Ratio” shall mean, on any date, the ratio of Funded Debt on such date to Consolidated EBITDA of the Borrower for the period of four consecutive fiscal quarters most recently ended as of such date.
          “LIBO Rate” shall mean, with respect to any Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by the Bloomberg

Information Service or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, (a) to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period and (b) notwithstanding the foregoing, at no time shall the LIBO Rate be (i) less than 4.00% or (ii) greater than 5.00%.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
          “Loan Documents” shall mean this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and the Security Documents.
          “Loan Parties” shall mean the Borrower and the Guarantors.
          “Loans” shall mean the New Money Loans and the Rollover Loans.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Master Land and Building Leases” shall mean each Master Land and Building Lease listed on Schedule 1.01(b).
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower and the other Loan Parties, taken as a whole, to perform any of their respective obligations under any Loan Document to which any such person is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document; provided, however, that the filing of the Bankruptcy Cases and the consequences that customarily result from reorganization under Chapter 11 of the Bankruptcy Code shall not be considered in determining whether there has been a “Material Adverse Effect.”
          “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more “Hedging Agreements” as defined in the Existing Credit Agreement, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining

Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Subsidiary in respect of any “Hedging Agreement” as defined in the Existing Credit Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such “Hedging Agreement” were terminated at such time.
          “Maturity Date” shall mean the earlier of (a) the effective date of any confirmed Plan of Reorganization and (b) the Calendar Maturity.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Mortgaged Properties” shall mean the owned or leased real properties of the Loan Parties and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09.
          “Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.09, each in a form as the Required Lenders shall approve.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received but excluding rent received from any sublessee in connection with a sublease by a Loan Party of any leasehold interest), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is repaid with such proceeds and (iv) an amount, not to exceed $40,000 per location, to cover costs incurred by the Loan Parties in connection with the closure of any owned or leased property, as reasonably estimated by the Borrower in good faith; provided, however, that (A) with respect solely to Net Cash Proceeds of any Asset Sale comprising a casualty or condemnation disposition, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent and the Lenders substantially at the time of receipt thereof setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 270 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used or contractually committed to be used at the end of such 270-day period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
          “New Money Commitment” shall mean each Interim Date Loan Commitment and each Delayed Draw Commitment.
          “New Money Facility” shall mean the credit facilities comprising the New Money Loans made to the Borrower in accordance with Section 2.01 and 2.02(a).
          “New Money Loan” shall mean each Interim Date Loan and each Delayed Draw Loan.
          “New Senior Note Indenture” shall mean the indenture dated as of November 1, 2006, among the Borrower, Holdings, certain of the Subsidiary Guarantors and U.S. Bank National Association, as the senior note indenture trustee, as amended from time to time in accordance with the requirements thereof and of this Agreement.
          “New Senior Notes” shall mean the Borrower’s 12 1/2% Senior Notes due 2014, issued pursuant to the New Senior Note Indenture and any notes issued by the Borrower in exchange for, and as contemplated by, the New Senior Note Indenture with substantially identical terms as the New Senior Notes.
          “Non-Core Assets” shall mean the assets listed on Schedule 1.01(c).
          “Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.
          “Orders” shall mean the Interim Order or the Final Order, as applicable.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
          “Permitted Investments” shall mean:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any Lender or any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;
          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;
          (f) investments in municipal securities maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a rating of at least AA by S&P or at least Aa by Moody’s; and
          (g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.
          “Permitted Investors” shall mean (a) Caxton–Iseman Investments L.P., Caxton-Iseman Capital, Inc., Caxton Associates, LLC, Sentinel Capital Partners, II, L.P., Frederick J. Iseman, Robert M. Rosenberg, Steven M. Lefkowitz, Robert A. Ferris, Roe H. Hatlen and David S. Lobel and any other person who is a Controlled Affiliate of any of the foregoing and any member of senior management of Holdings or the Borrower on the Closing Date and (b) any Related Party of any of the foregoing.
          “Permitted Pre-petition Claim Payment” shall mean a payment (as adequate protection or otherwise) on account of any claim set forth on Schedule 1.01(f) or approved by the Required Lenders (such approval not to be unreasonably withheld) arising or deemed to have arisen prior to the Petition Date; provided, however, that no such payment shall be made after the occurrence and during the continuance of a Default or an Event of Default.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.

          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Plan of Reorganization” shall mean that certain plan of reorganization to be filed with the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and with such amendments as may be approved by the Administrative Agent and the Required Lenders (such approval not to be unreasonably withheld); provided, however, that notwithstanding anything to the contrary set forth herein, the Plan of Reorganization (or any amendments or modifications thereto) shall provide for the payment in full in cash of either (a) all outstanding Loans on the effective date of the Plan of Reorganization or (b) all outstanding New Money Loans, but not all outstanding Rollover Loans, on the effective date of the Plan of Reorganization; provided that in the case of this clause (b) such Plan of Reorganization is consented to by Lenders holding not less than two-thirds of the aggregate outstanding principal amount of Rollover Loans in accordance with Section 9.08(d).
          “Pre-petition Liens” shall have the meaning specified in the Orders.
          “Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed incurrence of Indebtedness, Tahoe Joe’s Distribution, Tahoe Joe’s Sale or other Asset Sale (including pro forma adjustments arising out of events which are directly attributable to the proposed transaction, are factually supportable and are expected to have a continuing impact, in each case which adjustments (a) are based on reasonably detailed written assumptions reasonably acceptable to the Required Lenders and (b) are certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period had been consummated and incurred at the beginning of such period.
          “Pro Rata Percentage” shall mean, with respect to any Lender at any time of determination, (a) with respect to New Money Loans, the percentage of the aggregate principal amount of outstanding New Money Loans held by all Lenders at such time represented by such Lender’s outstanding New Money Loans at such time, (b) with respect to Rollover Loans, the percentage of the aggregate principal amount of outstanding Rollover Loans held by all Lenders at such time represented by such Lender’s outstanding Rollover Loans at such time; provided, however, that solely for purposes of allocating the Rollover Loans to any Lender submitting a Rollover Notice pursuant to Section 2.02(e), “Pro Rata Percentage” shall mean the percentage of the aggregate principal amount of obligations under the Existing Credit Agreement held by all Lenders submitting a Rollover Notice and outstanding on the Entry Date represented by the obligations under the Existing Credit Agreement held by such Lender on such date and (c) with respect to New Money Commitments, the percentage of the aggregate outstanding New Money Commitments of all Lenders at such time represented by such Lender’s outstanding New Money Commitment at such time.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Lender Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.
          “Related Party” shall mean (a) any Controlling stockholder, Controlling member, general partner, majority owned subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Investor, (b) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons holding a Controlling interest of which consist solely of one or more Permitted Investors and/or such other persons referred to in the immediately preceding clause (a) or (c) any executor, administrator, trustee, manager, director or other similar fiduciary of any person referred to in the immediately preceding clause (b) acting solely in such capacity.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.
          “Required Lenders” shall mean, at any time, Lenders (other than Permitted Investors) having New Money Loans and unused New Money Commitments representing greater than 50% of the sum of the outstanding New Money Loans and unused New Money Commitments of all Lenders (other than Permitted Investors) at such time, provided that with respect to Lenders becoming Lenders after the Closing Date, no such Lender owning, directly or indirectly, any interest in the New Senior Notes (as set forth in paragraph 2 of the related Assignment and Acceptance agreement of such

Lender) shall be entitled to vote on any matter requiring the approval of the Required Lenders, and such Lender’s New Money Loans and New Money Commitment shall be excluded from the computations set forth above.
          “Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules, regulations, orders, judgments, decrees and other legal requirements or determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Requisite Priority” shall mean the following (a) with respect to the Borrower and each Guarantor filing a Bankruptcy Case, subject to the Carve-Out (provided that such exceptions set forth in the definition of “Carve-Out” shall only apply upon the actual expenditure of such amounts in accordance therewith and, at all times prior to such expenditures, such amounts shall be subject to clauses (i) and (ii) below):
          (i) pursuant to Bankruptcy Code §364(c)(2), a first priority, perfected Lien upon each Loan Party’s right, title and interest in, to and under the Collateral that is not otherwise encumbered by a valid perfected security interest or lien on the Petition Date; and
          (ii) pursuant to Bankruptcy Code §364(d)(1), a first priority, senior, priming, perfected Lien upon all of each Loan Party’s right, title and interest in, to and under the “Collateral” under the Existing Credit Agreement; and
          (b) with respect to any other Loan Party, a valid, perfected first priority lien and security interest, subject only to Liens permitted under Section 6.2.
          “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
          “Restricted Indebtedness” shall mean the New Senior Notes and any other Indebtedness of Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).
          “Restricted Payment” shall mean any dividend, interest or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

          “Rollover Facility” shall mean the credit facility evidenced by the Rollover Loans.
          “Rollover Loans” shall have the meaning given such term in Section 2.02(e).
          “Rollover Notice” means a notice of rollover of obligations under the Existing Credit Agreement to Rollover Loans in the form of Exhibit I.
          “S&P” shall mean Standard & Poor’s Ratings Services.
          “Sale and Leaseback” shall have the meaning assigned to such term in Section 6.03.
          “Sale/Leaseback Documents” shall mean (a) each Master Land and Building Lease, (b) the Purchase and Sale Agreement dated as of November 1, 2006, among Fire Mountain Restaurants, LLC, Ryan’s Restaurant Group, Inc., HomeTown Buffet, Inc., OCB Restaurant Company, LLC, FIGRYANF LLC, FIGRYANH LLC, FIGRYANH-1 LLC, FIGRYANH-2 LLC, FIGRYANH-3 LLC, FIGRYANH-4 LLC, FIGRYANH-5 LLC, FIGRYANH-6 LLC, FIGRYANH-7 LLC, FIGRYANH-8 LLC, FIGRYANH-9 LLC, FIGRYANH-10 LLC, FIGRYANH-11 LLC, FIGRYANH-12 LLC, FIGRYANH-13 LLC, FIGRYANH-14 LLC, FIGRYANH-15 LLC and FIGRYANH-16 LLC and (c) all purchase and sale agreements, individual lease agreements, guarantee agreements, subordination and non-disturbance agreements and other material agreements and documents related thereto or executed in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.
          “Sale/Leaseback Properties” shall mean the owned real properties listed on Schedule 1.01(d).
           “Sale/Leaseback Transaction” shall mean the Sale and Leaseback of the Sale/Leaseback Properties pursuant to the Sale/Leaseback Documents.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.
          “SPC” shall have the meaning assigned to such term in Section 9.04(i).
          “Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the

Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean any subsidiary of the Borrower.
          “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(e), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.
          “Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.
          “Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.
          “Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings, the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings, the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness of Holdings, the Borrower or a Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness of Holdings, the Borrower or a Subsidiary; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, consultants or employees of Holdings, the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
          “Tahoe Joe’s” shall mean Tahoe Joe’s, Inc., a Delaware corporation.
          “Tahoe Joe’s Distribution” shall mean the dividend or distribution by the Borrower to Holdings of all the Equity Interests of Tahoe Joe’s.
          “Tahoe Joe’s Sale” shall mean the sale or other disposition by the Borrower of all the Equity Interests or all or substantially all the assets of Tahoe Joe’s.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Tax Payments” shall mean payments in cash in respect of Federal, state, local and foreign income taxes and assessments, including all interests, penalties and additions imposed with respect to such amounts, paid or payable by or on behalf of the Borrower and its consolidated Subsidiaries.
          “Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time (excluding Indebtedness of the type described in clause (h) of the definition of such term, except to the extent of any unreimbursed drawings).
          “Transactions” shall mean, collectively, (a) the filing of the Bankruptcy Cases, (b) the execution and delivery of this Agreement, (c) the borrowing of the Interim Date Loans and establishment of the Delayed Draw Commitments hereunder and (d) the payment of related fees and expenses.
          “U.S. Trustee” means the U.S. Trustee for the District of Delaware.
          “Voluntary Prepayment” shall mean a prepayment of principal of Loans pursuant to Section 2.12 in any year to the extent that such prepayment reduces the principal due in respect of the Loans on the Maturity Date.
          “wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
          SECTION 1.03. Pro Forma Calculations. With respect to any period during which any Asset Sale individually or in the aggregate in excess of $5,000,000 occurs as permitted pursuant to the terms hereof, the Leverage Ratio shall be calculated with respect to such period and such Asset Sale on a Pro Forma Basis.
          SECTION 1.04. Classification of Loans. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “New Money Loans”).
ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (a) to make a loan to the Borrower on the date the Interim Order is issued by the Bankruptcy Court (or, to the extent the Interim Order is issued after 5:00 p.m. (New York City time), on the immediately succeeding Business Day) in a principal amount not to exceed its Interim Date Loan Commitment (such loans, individually, an “Interim Date Loan” and, collectively, the “Interim Date Loans”) and (b) during the Delayed Draw Commitment Period, subject to the terms and conditions hereof, to make a loan to the Borrower in a principal amount not to exceed its Delayed Draw Commitment (such loans, individually, a “Delayed Draw Loan” and, collectively, the “Delayed Draw

Loans”). The Borrower shall make a single borrowing on a single date under the Lenders’ collective Delayed Draw Commitments during the Delayed Draw Commitment Period (the date of such borrowing, the “Delayed Draw Funding Date”). Once funded, each Interim Date Loan and each Delayed Draw Loan shall be a “New Money Loan” for all purposes under this Agreement and the other Loan Documents. (Notwithstanding the foregoing, prior to the Entry Date of the Final Order, the aggregate principal amount of New Money Loans outstanding at any time shall not exceed the Interim Funding Amount, and no New Money Loans shall be made in excess thereof.) Each Lender’s (a) Interim Date Loan Commitment shall (i) reduce to zero immediately after the borrowing of Interim Date Loans pursuant to this Section 2.01 and (ii) terminate immediately and without further action on the Interim Date Loan Termination Date and (b) Delayed Draw Commitment shall (i) reduce to zero immediately after the borrowing of Delayed Draw Loans pursuant to this Section 2.01 and (ii) terminate immediately and without further action on the Delayed Draw Termination Date. Amounts paid or prepaid in respect of Loans may not be reborrowed.
          SECTION 2.02.Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable New Money Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $2,500,000.
          (b) Each Borrowing shall be comprised entirely of Eurodollar Loans. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly transfer the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative

Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (e) Subject to the terms and conditions hereof, (i) each Lender submitting a Rollover Notice to the Administrative Agent on or before the date that is five Business Days after the Closing Date severally agrees to exchange, on a dollar-for-dollar basis on the Entry Date, obligations owed to such Lender under the Existing Credit Agreement for loans on the terms provided herein (each loan received in the aforementioned exchanges, a “Rollover Loan”) and (ii) each Loan Party hereby agrees to each such exchange and each such exchange is hereby deemed to be consummated on the Entry Date; provided that, after giving effect to all such exchanges, the aggregate principal amount of Rollover Loans outstanding on the Entry Date shall not exceed $300,000,000. To the extent Lenders holding obligations under the Existing Credit Agreement in excess of $300,000,000 submit Rollover Notices to the Administrative Agent, Rollover Loans in an aggregate principal amount of $300,000,000 shall be deemed to be made by such Lenders in accordance with the provisions set forth in clause (i) above and shall be allocated among such Lenders in accordance with their Pro Rata Percentage.
          SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing by delivery of a duly completed Borrowing Request (by hand or facsimile) or by telephone not later than 12:00 (noon), New York City time, three Business Days (or, with respect to any Borrowing comprising Interim Date Loans, one hour) before a proposed Borrowing (but only if the proposed Borrowing is to be consummated on or before 6:00 p.m. New York City time). A telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a duly completed written Borrowing Request. Each such telephonic and written Borrowing Request shall specify the following information: (i) the date of such Borrowing (which shall be a Business Day); (ii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); and (iii) the amount of such Borrowing; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

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          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (e) Any Lender may request in writing that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Required Lenders and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.05. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any New Money Commitment of such Lender shall expire or be terminated or mandatorily assigned as provided herein (including Section 2.21), a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the New Money Commitments of such Lender during the preceding quarter (or other period ending with the Maturity Date or the date on which the New Money Commitment of such Lender shall expire or be terminated or mandatorily assigned). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the New Money Commitment of such Lender shall expire or be terminated or mandatorily assigned as provided herein.
          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
          (c) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.
          SECTION 2.06. Interest on Loans. (a) [Reserved].
          (b) Subject to the provisions of Section 2.07, the Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.
          (c) Interest on each Loan shall be payable to the Administrative Agent on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Default Interest. If an Event of Default under this Agreement has occurred and is continuing, the Borrower shall on demand from time to time pay interest, in all cases, at the rate otherwise applicable to the New Money Loans pursuant to Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Alternate Rate of Interest .. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the Lenders making or maintaining such Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to do as soon as practicable after such circumstances cease to exist), the Adjusted LIBO Rate applicable to all outstanding Loans shall be the Adjusted LIBO Rate most recently determined to be in effect by the Administrative Agent. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

          SECTION 2.09. Termination and Reduction of New Money Commitments. (a) The Interim Date Loan Commitments shall automatically terminate on the Interim Date Loan Termination Date. The Delayed Draw Commitments shall automatically terminate on the Delayed Draw Termination Date.
          (b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Interim Date Loan Commitments and/or the Delayed Draw Commitments; provided, however, that each partial reduction of the Interim Date Loan Commitments and/or the Delayed Draw Commitments shall be in an integral multiple of $1,000,000.
          (c) Each reduction in the Interim Date Loan Commitments or the Delayed Draw Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable New Money Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the New Money Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
          SECTION 2.10. Continuation of Borrowings. At the end of each Interest Period, each Borrowing subject to such Interest Period shall automatically be continued as a Borrowing with an Interest Period of one month’s duration.
          SECTION 2.11. Repayment of Borrowings. (a) To the extent not previously paid, all New Money Loans and all Rollover Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment. All such payments shall be applied first, pro rata to all outstanding New Money Loans and, second, pro rata to all outstanding Rollover Loans.
           (b) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
           SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice), to the Administrative Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $2,500,000.
          (b) Each notice of prepayment (i) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid; provided that no Rollover Loans may be prepaid until all New Money Loans have been (A) made hereunder and (B) repaid in full in cash by the Borrower and (ii) shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to

Section 2.16 but otherwise without premium or penalty. All prepayments of Loans under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
           SECTION 2.13. Mandatory Prepayments. (a) [Reserved].
           (b) Not later than the third Business Day following the completion of any Asset Sale (including a Tahoe Joe’s Sale but excluding any sale of Non-Core Assets), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e); provided, however, that with respect solely to Net Cash Proceeds of any Asset Sale of Non-Core Assets, to the extent such cash proceeds are less than $250,000 in respect of an individual sale or series of related sales, such cash proceeds shall not be required to be applied to prepay the Loans until the last day of the fiscal quarter in which such sale or series of sales was consummated.
           (c) [Reserved].
           (d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or other disposition of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than Indebtedness for money borrowed as permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).
           (e) All amounts required to be paid pursuant to this Section 2.13 shall be applied to prepay outstanding Loans. All such prepayments shall be applied first, pro rata to all outstanding New Money Loans and, second, pro rata to all outstanding Rollover Loans.
           (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid; provided, however, that, if at the time of any prepayment pursuant to this Section 2.13 there shall be Borrowings with different Interest Periods, then the aggregate amount of such mandatory prepayment shall be allocated ratably to each outstanding Borrowing. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.
           SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time in accordance with paragraph (c) below the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above, together with supporting documentation or computations in each case in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
          SECTION 2.15. Priority. Notwithstanding anything to the contrary herein express or implied, no amounts shall be paid in respect of Rollover Loans (other than payments of regularly scheduled interest so long as no Default or Event of Default shall have occurred and be continuing) unless and until all New Money Loans have been paid in full in cash, whether upon maturity, acceleration, the dismissal of any of the Bankruptcy Cases, the conversion of any of the Bankruptcy Cases to chapter 7 or otherwise.
          SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense (other than any loss of margin over funding cost or anticipated profit) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Loan prior to the end of the Interest Period in effect therefor or (ii) any Loan to be made by such Lender not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender in reasonable detail with supporting calculations setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.17. Pro Rata Treatment. Except as provided in Section 2.13(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Interim Date Loan Commitments or the Delayed Draw Commitments and each or continuation of any Borrowing shall be allocated pro rata among the Lenders in accordance with their respective applicable Pro Rata Percentage. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.18. Sharing of Setoffs. (a) Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any of its New Money Loans and accrued interest thereon as a result of which the unpaid portion of its New Money Loans and accrued interest thereon shall be proportionately less than the unpaid portion of the New Money Loans and accrued interest thereon of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the New Money Loans and accrued interest thereon of such other Lender, so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective New Money Loans; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (b) Subject to the payment application priority set forth in Section 2.13(e), each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any of its Rollover Loans and accrued interest thereon as a result of which the unpaid portion of its Rollover Loans and accrued interest thereon shall be proportionately less than the unpaid portion of the Rollover Loans and accrued interest thereon of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Rollover Loans and accrued interest thereon of such other Lender, so that the benefit of all such payments shall be shared by such Lenders ratably in accordance with the aggregate amount of the principal of and accrued interest on their respective Rollover Loans; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder, under any other Loan Document and, to the extent payable to the Administrative Agent or the Lenders, under the Orders, not later than 1:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Indemnified Taxes or Other Taxes are required to be deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make (or cause to be made) such deductions and (iii) the Borrower or such Loan Party shall pay (or cause to be paid) the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender (at such Lender’s request), shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent or the Lender, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Lender, as applicable.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 9.04 (unless the Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, such accurate, properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. In addition, each Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent new accurate, properly completed and executed documentation prescribed by applicable law or as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such documentation, in which case such Lender shall not be required to deliver any such documentation, pursuant to this Section 2.20(e). Notwithstanding anything to the contrary contained in this Section 2.20 but subject to Section 9.04 and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is a Foreign Lender to the extent that such Lender has not provided to the Borrower accurate, properly completed and executed documentation that establishes a complete exemption from such deduction or withholding (the “Exemption Documentation”) and (y) the Borrower shall not be obligated pursuant to Section 2.20 to make any additional payments to a Lender pursuant to Section 2.20(a), 2.20(b) or 2.20(c), as the case may be, if such Lender has not provided to the Borrower the Exemption Documentation required to be provided to the Borrower pursuant to this Section 2.20(e). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.20 and except as set forth in Section 9.04, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Sections 2.20(a), 2.20(b) and 2.20(c) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the immediately preceding sentence as a result of any Change in Law relating to the deducting or withholding of such Taxes.
          (f) If the Borrower pays any additional amount under this Section 2.20 to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to the Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit.
          SECTION 2.21. Assignment of New Money Commitments and Loans Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iii) any Lender (including any Lender holding a Delayed Draw Commitment, in respect of such Delayed Draw Commitment) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (iv) any Lender holding Rollover Loans refuses to consent to any amendment, waiver or other modification of this Agreement as contemplated by Section 9.08(d), and such amendment, waiver or other modification is consented to by Lenders holding more than 50% of all Rollover Loans outstanding as the date on which such consent is requested, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or New Money Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.14 and Section 2.16), in each case with respect to the Loans or New Money

Commitments subject to such assignment; provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).
          (b) If (i) any Lender shall request compensation under Section 2.14 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
          Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) subject to the entry of the Orders and the First Day Orders, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) subject to the entry of the Orders, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, (d) subject to the entry of the Orders, has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder and (e) subject to the entry of the Orders and the First Day Orders and other than as a result of the Bankruptcy Cases (including the operation of the automatic stay), is in compliance with all applicable Requirements of Law, except where the failure to be in compliance would not have a Material Adverse Effect.
          SECTION 3.02. Authorization. Subject to the entry of the Orders, the filing of the Bankruptcy Cases and the entry into the Transactions contemplated hereby (a) have been duly authorized by all requisite corporate or other company and, if required, stockholder, action on the part of each Loan Party and (b) will not (i) violate (A) any material provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, by-laws, limited liability company agreements or other constitutive documents of Holdings, the Borrower or any Subsidiary, (B) any applicable order of any Governmental Authority or (C) other than the Existing Credit Agreement, the New Senior Note Indenture and the Sale Leaseback Documents, and except with respect to the filing of the Bankruptcy Cases, any provision of any indenture or any other material agreement or other instrument to which Holdings, the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument (other than the Existing Credit Agreement, the New Senior Note Indenture and the Sale Leaseback Documents) or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary (other than (i) any Lien created hereunder or under the Security Documents and (ii) any Lien created pursuant to the New Senior Note Indenture).
          SECTION 3.03. Enforceability. Upon the entry of the Orders, this Agreement shall have been, and each other Loan Document shall have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party party thereto. Subject to the entry of the Orders, this Agreement is, and the other Loan Documents will be, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.
          SECTION 3.04. Governmental Approvals. Subject to the entry of the Orders, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) such as have been made or obtained and are in full force and effect and (b)

such actions, consents, approvals, registrations or filings, the failure of which to make or obtain could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended on June 27, 2007 and June 28, 2006, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants and (ii) its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended September 19, 2007. Such financial statements present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP (as applicable to interim financial statements, in the case of such interim financial statements) applied on a consistent basis.
          (b) The projections set forth in the Interim Budget and the Final Budget have been prepared by the Borrower in light of the past operations of its business, and reflect projections on a month by month basis for the Fiscal Years ending in 2008 and 2009. Such projections are based upon estimates and assumptions stated therein, all of which the Borrower believes to be reasonable and fair in light of current conditions and current facts known to the Borrower and, as of the Closing Date, reflect the Borrower’s good faith and reasonable estimates of the future financial performance of the Borrower and its Subsidiaries and of the other information projected therein for the periods set forth therein.
          SECTION 3.06. No Material Adverse Change. Since the Closing Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
          SECTION 3.07. Title to Properties; Possession Under Leases. (a) Other than as a result of the Bankruptcy Cases, each of Holdings, the Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including any Mortgaged Property), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. Subject to the Orders, all such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) Each of Holdings, the Borrower and each of the Subsidiaries has complied with all post-petition obligations under all leases to which it is a party and, except as provided in any order of the Bankruptcy Court or with respect to any property listed on Schedule 1.01(c), all such leases are in full force and effect except, in each case, for such noncompliance or such failures to be in full force and effect that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse

Effect. Each of Holdings, the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.
          SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Holdings, the Borrower or any Subsidiary therein. The shares of Equity Interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, the Borrower or one of the Subsidiaries, directly or indirectly, free and clear of all Liens (other than Liens created under the “Loan Documents” under and defined in the Existing Credit Agreement, the Liens created under the Security Documents and the Orders).
          SECTION 3.09. Litigation; Compliance with Laws. (a) Other than the Bankruptcy Cases and except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrower, threatened against or affecting Holdings or the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the transactions contemplated hereby or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.10. Agreements. Except for those defaults occurring solely as a result of the filing of the Bankruptcy Cases and defaults under the Existing Credit Agreement, the New Senior Notes Indenture and the Sale Leaseback Documents, none of Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) None of Holdings, the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the New Money Loans solely (a) to pay fees and expenses related to the consummation of the Bankruptcy Cases and the consummation of this agreement and (b) to provide working capital and other general corporate purposes of the Borrower and its Subsidiaries for the purposes set forth in the Interim Budget or the Final Budget, as applicable. The Borrower shall use the entire amount of the proceeds of each Loan solely in accordance with this Section 3.13; provided, however, that nothing herein shall in any way prejudice or prevent the Administrative Agent or the Lenders from objecting, for any reason, to any requests, motions or applications made in the Bankruptcy Court, including any applications for interim or final allowances of compensation for services rendered or reimbursement of expenses incurred under clause (a) of Section 105, or Section 330 or 331 of the Bankruptcy Code, by any party in interest. For avoidance of doubt, no proceeds of any Loans or any cash collateral shall be available for any fees or expenses incurred in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against (i) the Administrative Agent or the Lenders or (ii) in connection with challenging, invalidating, disallowing, re-characterizing, setting aside, avoiding, subordinating, in whole or in part, or taking or attempting to take any other action to render unenforceable, such secured lenders’ liens, claims, interests and adequate protection, the secured creditors of the Borrower and its Subsidiaries as of the Petition Date; provided, that proceeds of the Loans in an amount not to exceed $30,000 may be used to pay fees and expenses incurred in connection with the investigation of such claims.
          SECTION 3.14. Tax Returns. Each of Holdings, the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal, state and material, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all material assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule (including, without limitation, the Interim Budget and the Final Budget) was based upon or constitutes a forecast or projection, each of Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by a material amount, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used to fund such plan) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by a material amount.
          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Secured, Super-Priority Obligations. (a) On and after the Closing Date, the provisions of the Loan Documents and the Orders are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and perfected Liens on and security interests (having the priority provided for herein and in the Orders) in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral.
          (b) Pursuant to the Orders, all Obligations will be secured by valid and perfected liens and security interests subject to the Requisite Priority.
          (c) Pursuant to clause (c) of Section 364 of the Bankruptcy Code and the Orders, all obligations of the Borrower and the obligations of the Guarantors under the Loan Documents in respect thereof (including any exposure of a Lender in respect of cash management or hedging transactions incurred on behalf of any Loan Party) at all times shall constitute allowed super-priority administrative expense claims in each of the Bankruptcy Cases having priority over all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code, subject only to the Carve-Out

          (d) The Orders and the transactions contemplated hereby and thereby, are in full force and effect and have not been vacated, reversed, modified, amended or stayed without the prior written consent of the Required Lenders.
          SECTION 3.20. Location of Real Property and Leased Premises. Schedule 3.20(a) lists completely and correctly as of the Closing Date all real property owned by the Borrower and the Subsidiaries and the addresses thereof. Subject to the Bankruptcy Cases, the Borrower and the Subsidiaries, as the case may be, as of the Closing Date, own in fee all the real property set forth on Schedule 3.20(a). Schedule 3.20(b) lists completely and correctly as of the Closing Date all material real property leased by the Borrower and the Subsidiaries and the addresses thereof. Subject to the Bankruptcy Cases, the Borrower and the Subsidiaries, as the case may be, as of the Closing Date have valid leasehold interests in all the real property set forth on Schedule 3.20(b).
          SECTION 3.21. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened. Except as provided on Schedule 3.09, the hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such violations that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary, except for such failures that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.
          SECTION 3.22. Deposit Accounts. The only deposit accounts, securities accounts or commodity accounts maintained by any Loan Party on the date hereof are those listed on Schedule 3.22, which sets forth such information separately for each Grantor. Annexed hereto as Schedule 3.22, as the same may be modified from time to time by notice to the Administrative Agent, is a schedule of all DDAs that are maintained by the Loan Parties, which schedule includes, with respect to each depository (i) the name and address of such depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository. Schedule 3.22 lists all Blocked Accounts. Schedule 3.22, as the same may be modified from time to time by notice to the Administrative Agent, also sets forth a list describing all arrangements to which any Loan Party is a party with respect to the payment to such Loan Party of the proceeds of all credit card charges for sales of goods or services by such Loan Party.

ARTICLE IV
Conditions of Lending
          The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:
          SECTION 4.01. All Credit Events. On the date of each Borrowing, but excluding the continuation of the Interest Period of a Borrowing into another Interest Period (each such event being called a “Credit Event”):
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
          (b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
          Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Holdings on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
          SECTION 4.02. First Credit Event. On (or before) the date the Interim Date Loans are made:
          (a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of Young, Conaway, Stargatt & Taylor, LLP, counsel for Holdings and the Borrower, substantially to the effect set forth in Exhibit E, (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders, and Holdings and the Borrower hereby request such counsel to deliver such opinions.
          (b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or sole member, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or certificate of formation, as applicable, of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
          (c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.
          (d) The Administrative Agent shall have received all Fees and other amounts due and payable (to the extent invoiced) on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (e) The Lenders shall have received, to the extent requested, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
          (f) Except as set forth in Section 5.14, this Agreement and the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. Except as provided in the proviso to the preceding sentence, the Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.
          (g) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Secured Parties that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

          (h) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Required Lenders.
          (i) Other than as set forth on Schedule 4.02(i), there shall not have occurred any event, circumstance, change, development or effect since January 7, 2008, that, individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, has had, or would reasonably be expected to have, a Material Adverse Effect.
          (j) Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than Indebtedness permitted by Section 6.01.
          (k) The commencement of the Bankruptcy Cases and the borrowings and other transactions contemplated hereunder and by the other Loan Documents shall have been duly authorized by the Borrower and each applicable Guarantor and the Bankruptcy Cases shall have been commenced by the Borrower and the Guarantors and the same shall each be a debtor and a debtor-in-possession. All of the First Day Orders sought to be entered at the time of the commencement of the Bankruptcy Cases shall be in form and substance satisfactory to the Required Lenders.
          (l) Other than with respect to the Orders, all requisite Governmental Authorities and third parties shall have approved or consented to the transactions contemplated hereby to the extent required and no order, decree, ruling, judgment or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby substantially on the terms contemplated hereby, which shall continue to be in effect.
          (m) The Bankruptcy Court shall have entered the Cash Management Order, and shall have entered the Final Order or Interim Order, as the case may be, after notice given and a hearing conducted in accordance with Bankruptcy Rule 4001(c), authorizing and approving the applicable Borrowing and the transactions contemplated by the Loan Documents and finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Bankruptcy Code Section 364(e), which order shall (1) approve the payment by the Borrower of all of the fees provided for or referenced herein, (2) grant Adequate Protection satisfactory to the Lenders, (3) otherwise be in form and substance satisfactory to the Lenders and (4) be in full force and effect and shall not have been stayed, reversed, vacated, subject to appeal, or otherwise modified in a manner materially adverse to the Lenders.

          (n) The Borrower and the Guarantors shall have released (for themselves and their respective bankruptcy estates) (i) the Lenders and the Administrative Agent from any and all claims, liens, priority, actions or inactions arising hereunder or in any other manner and (ii) the lenders and the administrative agent under the Existing Credit Agreement from any and all claims, liens, priority, actions or inactions arising under the Existing Credit Agreement or in any other manner (the releases set forth in this clause (ii) being subject only to the right of the unsecured creditors’ committee or any party in interest to investigate and bring any such claims within 90 days of the filing of the Bankruptcy Cases), with such releases being satisfactory to such Lenders and Existing Credit Agreement lenders, as applicable, in their discretion.
          (o) The Lenders shall have received and be satisfied with the Interim Budget.
          SECTION 4.03. Additional Conditions to Credit Events comprising Delayed Draw Loans. The agreement of each Lender to make any extension of credit requested to be made by it on the Delayed Draw Funding Date is subject to the satisfaction of the conditions set forth in Section 4.01 hereof and to the satisfaction of the following conditions precedent:
          (a) The Final Order shall have been issued by the Bankruptcy Court and the Entry Date shall be a date not more than 30 days following the Closing Date; and the Final Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed or be subject to a filed appeal, a motion for mandamus or a petition certiorari without the prior written consent of the Administrative Agent and the Required Lenders.
          (b) The Required Lenders shall have received and be reasonably satisfied with the Final Budget and the Borrower’s business plan which shall include a financial forecast on a monthly basis through the first anniversary of the Closing Date as prepared by the Borrower’s management.
ARTICLE V
Affirmative Covenants
          Each of Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the New Money Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrower will, and will cause each of the Subsidiaries to:
          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

          (b) Except as otherwise excused by the Bankruptcy Code, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, and Intellectual Property owned or held by each of Holdings, Borrower, and the Subsidiaries that is material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated with, in the case of the Borrower and the Subsidiaries, reasonable extensions thereof; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.
          (b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Required Lenders or the Collateral Agent may reasonably require from time to time to protect their interests; deliver original or certified copies of all such policies to the Collateral Agent; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative

Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          (c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by the Borrower; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          SECTION 5.03. Obligations and Taxes. Pay and discharge promptly when due all material post-petition Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.
          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent and the Lenders:
          (a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect (other than any “going concern” qualification and qualifications with respect to method of accounting as a result of the bankruptcy filing) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (provided that for the fiscal quarter ended December 12, 2007 and April 2, 2008, the delivery dates shall be March 31, 2008 and June 1, 2008, respectively), its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, and (ii) within 30 days after the end of each fiscal month (commencing with the fiscal month ending January 2008), other than any fiscal month which is a fiscal quarter, its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal month, and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, in each case of clause (i) and (ii), all as certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments ;
          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Required Lenders demonstrating compliance with the applicable covenants contained in Section 6.13 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, (y) certifying that there has been no change in the business activities, assets or liabilities of Holdings, or if there has been any such change, describing such change in reasonable detail and certifying that Holdings is in compliance with Section 6.08;
          (d) (i) on the Friday of each calendar week, a Cash Flow Forecast and a cash report reflecting aggregate cash balances in all accounts of the Borrower and its Subsidiaries with financial and other institutions as of the immediately preceding Wednesday and (ii) on the immediate succeeding Monday, a variance analysis comparing the actual cash balances to the balance projected in the most recently previously distributed Cash Flow Forecast with respect to the fiscal week ending such immediately preceding Wednesday);
          (e) [Reserved];
          (f) promptly after the same become publicly available, copies of all periodic and other reports, final proxy statements, and upon notice of filing to the Administrative Agent and the Required Lenders and upon the request of the Required Lenders, other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be, and all press releases;

          (g) promptly after the receipt thereof by Holdings, the Borrower or any Subsidiary, a copy of any “management letter” (in final form) received by any such person from its certified public accountants and the management’s response thereto;
          (h) as soon as practicable, and in any event not later than (i) February 7, 2008, a Final Budget; and (ii) June 1, 2008, a reasonably detailed bona fide term sheet, acceptable to the Required Lenders in their sole discretion (provided, that in the case of any matter not involving the treatment of the Lenders or the Obligations, the standard of acceptability shall be the reasonable discretion of the Required Lenders), setting forth the terms of a proposed restructuring of the Loan Parties, including, without limitation, (A) the proposed capital structure of the Loan Parties after giving effect to such restructuring; (B) the proposed modifications of the terms of the existing senior and junior indebtedness of each of the Loan Parties; (C) the proposed terms and structure of the equity of each of the Loan Parties after giving effect to such restructuring; and (D) a description of the financing required by such proposed restructuring; and
          (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $1,000,000;
          (d) two Business Days prior to the filing of any motion to the Bankruptcy Court requesting approval of an Asset Sale anticipated to generate in excess of $5,000,000 in Net Cash Proceeds, a notice (a) describing such Asset Sale or the nature and material terms and conditions of such transaction and (b) stating the estimated Net Cash Proceeds anticipated to be received by the Borrower or any of its Subsidiaries; and
          (e) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

          SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent and the Collateral Agent prompt written notice of any change in any Loan Party’s legal name, corporate structure, jurisdiction of organization or Federal Taxpayer Identification Number. Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrower also agree promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
          (b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of its subsidiaries to, subject to applicable confidentiality provisions and applicable privileges, permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any Subsidiary at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent, the Collateral Agent or any Lender to discuss the affairs, finances and condition of Holdings, the Borrower or any Subsidiary with the officers thereof, the independent accountants therefor and any other party in interest to the Bankruptcy Cases.
          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.
          SECTION 5.09. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and documents or other instruments with the United States Patent & Trademark Office and the United States Copyright Office or any similar foreign registry, as applicable) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Domestic Subsidiary (other than any Inactive

Subsidiary) or any Domestic Subsidiary that ceases to be an Inactive Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Collateral Agent. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent, the Collateral Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries (including material owned real and other properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Required Lenders and the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 5.09. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent, the Collateral Agent and the Lenders of the creation, development, or acquisition by it or any of the Subsidiaries of any assets or property (including any interest in any real property or personal property but excluding inventory and equipment acquired in the ordinary course of business); provided, however, that the Borrower shall not be required to give such notice with respect to, in the aggregate from the Closing Date through the Maturity Date, up to $250,000 of assets and/or property so created, developed or acquired.
          SECTION 5.10. [Reserved].
          SECTION 5.11. Maintenance of Sale Leaseback Interests. Cause each Sale/Leaseback Document to be in full force and effect at all times, free of any default thereunder by any Loan Party (other than defaults related to the filing of the Bankruptcy Cases and any default with respect to which the lessors and other parties thereunder would be stayed as a result of the filing of the Bankruptcy Cases (including cross-defaults and financial tests) or cause or permit the termination of any Sale Leaseback Document.
          SECTION 5.12. Deposit Accounts and Control Agreements.
          (a) All funds in all DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent, the Collateral Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs.
          (b) Each Loan Party shall (i) deliver to the Collateral Agent notifications in form reasonably satisfactory to the Collateral Agent, which have been executed on behalf of such Loan Party and addressed to such Loan Party’s credit card clearinghouses and processors, in form reasonably satisfactory to the Collateral Agent (each, a “Credit

Card Notification”), (ii) deliver to the Collateral Agent notifications executed on behalf of the Loan Parties to each depository institution with which any DDA is maintained, in form reasonably satisfactory to the Collateral Agent of the Collateral Agent’s interest in such DDA (each, a “DDA Notification”), (iii) instruct each depository institution for a DDA to cause all amounts on deposit and available at the close of each Business Day in such DDA to be swept to one of the Loan Parties’ concentration accounts no less frequently than on a daily basis, such instructions to be irrevocable unless otherwise agreed to by the Collateral Agent and the Required Lenders and (iv) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Collateral Agent, with the Collateral Agent and any bank with which such Loan Party maintains a concentration account into which the DDAs are swept (each such account of a Loan Party, a “Blocked Account” and all such accounts, collectively, the “Blocked Accounts”), covering each such concentration account maintained with such bank. All amounts received by Holdings and its Subsidiaries in respect of any Account, in addition to all other cash received from any other source, shall upon receipt be deposited into a DDA or concentration account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be otherwise redirected.
          (c) Each Credit Card Notification and Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event or Default, and upon notice from the Collateral Agent given at the direction of the Required Lenders, the ACH or wire transfer no less frequently than once per Business Day (unless the New Money Commitments have been terminated and the Obligations hereunder and under the other Loan Documents have been paid in full), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $10,000 per account), if any, required by the bank at which such Blocked Account is maintained to an account maintained by the Administrative Agent for such purpose (the “Agent Account”). Each Loan Party agrees that it will not cause any credit card proceeds or proceeds of any Blocked Account to be otherwise redirected.
          (d) All collected amounts received in the Agent Account shall be distributed and applied on a daily basis (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent and the Collateral Agent; and (2) second, in accordance with the provisions set forth in Section 2.13(e).
          (e) If, at any time after the occurrence and during the continuance of an Event of Default as to which the Administrative Agent has notified the Borrower, any cash or cash equivalents owned by any Loan Party are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to caused all future deposits to be made to a Blocked Account.

          (f) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Collateral Agent of a DDA Notification or Blocked Account Agreement consistent with the provisions of this subsection 5.12 and otherwise reasonably satisfactory to the Required Lenders. Unless consented to in writing by the Administrative Agent, the Loan Parties shall not enter into any agreements with credit card processors other than the ones listed on Schedule 3.22 unless contemporaneously therewith a Credit Card Notification is executed and a copy thereof is delivered to the Administrative Agent.
          (g) The Agent Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Agent Account, (y) the funds on deposit in the Agent Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Agent Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this subsection 5.12, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Agent Account pursuant to subsection 5.12(c), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent and the Lenders, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Required Lenders.
          (h) So long as no Event of Default has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.
          (i) Any amounts held or received in the Agent Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the obligations hereunder and under the other Loan Documents have been satisfied or (y) all Events of Default have been cured, shall, subject to the Orders, be remitted to the operating account of the applicable Borrower.
          (j) Notwithstanding anything herein to the contrary, the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 5.12 during the initial thirty (30) day period commencing on the Closing Date to the extent that the arrangements described above are established and effective not later than the date that is thirty (30) days following the Closing Date or such later date as the Required Lenders, in their sole discretion, may agree (provided that such thirty (30) day period shall be extended to forty-five (45) days with respect to DDA Notifications if on or prior to the expiration of such thirty (30) day period DDA Notifications have been received with respect to each account set forth on Schedule 5.12(j) hereof.

           SECTION 5.13. Bankruptcy Cases (a). The Borrower shall use its best efforts to obtain an order of the Bankruptcy Court authorizing the Borrower to enter into this Agreement and the other Loan Documents and deliver or cause to be delivered to the Administrative Agent, the Administrative Agent’s counsel and counsel to the Lenders all material pleadings, motions and other documents filed on behalf of all of the Loan Parties with the Bankruptcy Court.
          (b) The Borrower shall use its best efforts to ensure the following occurs: (i) a Plan of Reorganization and disclosure statement in the Bankruptcy Cases shall be filed with the Bankruptcy Court on or before August 15, 2008 and (ii) an order approving the adequacy of such disclosure statement and otherwise finding such disclosure statement in compliance with 11 U.S.C. § 1125 shall be entered in the Bankruptcy Cases on or before the date that is sixty days following the actual date of filing referred to in clause (i).
          SECTION 5.14. Post-Closing Covenant. Execute and deliver to the Administrative Agent all agreements and other documents required pursuant to Section 5.12(j).
ARTICLE VI
Negative Covenants
          Each of Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the New Money Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, neither Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:
          SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and not prohibited under the Existing Credit Agreement or set forth on Schedule 6.01;
          (b) Indebtedness created hereunder and under the other Loan Documents;
          (c) intercompany Indebtedness of (i) the Borrower or any Guarantor owed to (A) the Borrower or any Guarantor or (B) any Subsidiary that is not a Guarantor and (ii) any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor and unsecured Guarantees made in the ordinary course of business by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted by this Section 6.01;

          (d) Indebtedness in respect of reimbursement obligations under letters of credit (i) issued in the ordinary course of business and consistent with past practice and (ii) in a face amount not to exceed (A) in the case of any letter of credit issued under a newly created standalone letter of credit facility to replace a letter of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, the face amount of such replaced letter of credit and (B) otherwise, in the aggregate, a face amount of $20,000,000 for all other letters of credit at any time outstanding;
          (e) Indebtedness under performance bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
          (f) In the case of the Borrower and its Subsidiaries, Capital Lease Obligations in an aggregate principal amount not exceeding $2,000,000 at any time outstanding (provided that the value of each single asset subject thereto shall be less than $50,000); and
          (g) Indebtedness not to exceed $7,000,000 at any time incurred in connection with financing insurance premiums in the ordinary course of business consistent with past practice (provided that such Indebtedness is not incurred in connection with any increase in coverage or similar change to any policy of insurance or indemnification applicable to officers or directors).
          SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (subject (except with respect to (b) below) at all times to the Requisite Priority requirements of this Agreement):
          (a) Liens existing on the date hereof and not prohibited under the Existing Credit Agreement or as set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof;
          (b) any Lien created under the Loan Documents;
          (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;
          (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
          (e) pledges and deposits in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases (other than Capital Lease Obligations),

statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (h) non-exclusive license of Intellectual Property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
          (i) Liens on cash securing obligations in respect of Indebtedness permitted by Section 6.01(d), to the extent that the cash collateral securing obligations under any letter of credit at any time shall not exceed 105% of the face amount of such letter of credit;
          (j) judgment liens securing judgments that have not resulted in an Event of Default under Article VII;
          (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;
          (l) any interest or title of a lessor under any lease entered into by the Borrower or any of the Subsidiaries in the ordinary course of business and covering only the assets so leased;
          (m) any matter that would be disclosed by an accurate survey or inspection of real property owned or leased by the Borrower or any Subsidiary; and
          (n) Liens in respect of indebtedness permitted by Section 6.01 (f).
          SECTION 6.03. Sale and Leaseback Transactions. Other than the Sale/Leaseback Transaction, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback”).
          SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

          (a) Permitted Investments with respect to which the Collateral Agent for the benefit of the Secured Parties has a perfected Lien with the Requisite Priority;
          (b) loans or advances (i) made (A) by the Borrower or any Guarantor to the Borrower or any Guarantor and (B) by any Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement;
          (c) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (d) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective non-management employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $250,000;
          (e) investments existing on the Closing Date and set forth on Schedule 6.04;
          (f) investments made after the Closing Date by Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiary Guarantors; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein);
          (g) investments consisting of non-cash proceeds of Asset Sales made in accordance with Section 6.05(b); and
          (h) extensions of trade credit in the ordinary course of business.
          SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease, license, abandon, cancel, permit to lapse, or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory in the ordinary course of business and (ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (x) any wholly owned Subsidiary may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (y) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower or a wholly owned Subsidiary receives any consideration; provided that if any such merger described in this clause (y) shall involve a Subsidiary Guarantor, the surviving entity of such merger shall be a Subsidiary Guarantor and (z) Holdings may merge with or into the Borrower in a transaction in which no person other than Holdings or the Borrower receives any consideration other than, in the case of the stockholders of Holdings, consideration consisting solely of the Equity Interests of the surviving corporation (following which all references to Holdings or the Borrower shall mean the survivor of such merger).
          (b) Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and (iii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $50,000,000 in any fiscal year.
          SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) the Borrower may make Restricted Payments or make loans and advances to Holdings (x) to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business, in an amount not to exceed $250,000 until the Final Budget shall have been received and approved in accordance with this Agreement and, upon such approval, only to the extent a reasonably detailed explanation of such expenses is set forth in the Final Budget; and (y) in an amount necessary to make Tax Payments directly attributable to (or arising as a result of) the operations of the Borrower and the Subsidiaries; provided, however, that (A) the amount of such dividends shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, State and local taxes were the Borrower to pay such taxes as a stand-alone taxpayer and (B) all Restricted Payments made to Holdings pursuant to this clause (ii) are used by Holdings for the purposes specified herein within 30 days of the receipt thereof; and (iii) the Loan Parties may provide reasonable compensation, customary employee benefit arrangements and indemnities for their respective directors consistent with past practices and as approved as part of the Final Budget by the Bankruptcy Court, as otherwise approved by the Bankruptcy Court or otherwise approved in writing by the Required Lenders.
          (b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or any refinancing thereof, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any “Loan Document” as defined in the Existing Credit Agreement or the New Senior Notes Indenture as in effect on the date hereof, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) the foregoing shall not apply to restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, (D) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness, Capital Lease Obligations, Synthetic Lease Obligations or obligations in respect of the Sale/Leaseback Transaction, in each case permitted by this Agreement, if such restrictions or conditions apply only to the property or assets securing such Indebtedness or subject to such lease and (E) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.07. Transactions with Affiliates. Except for transactions by or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that:
          (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
          (b) Restricted Payments may be made to the extent provided in Section 6.06; and
          (c) loans may be made and other transactions may be entered into between and among the Borrower, Holdings, the Subsidiaries and their respective Affiliates to the extent permitted by Sections 6.01 and 6.04.
          SECTION 6.08. Business of Holdings, Borrower and Subsidiaries. (a) With respect to Holdings, engage in any business activities or have any assets or liabilities other than its ownership of the Equity Interests of the Borrower, its guarantee under the New Senior Notes and liabilities incidental thereto, its liabilities hereunder and pursuant to the Guarantee and Collateral Agreement and its liabilities under the Existing Credit Agreement and pursuant to the “Guarantee and Collateral Agreement,” as defined in the Existing Credit Agreement, and other de minimis activities.
          (b) With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and reasonable extensions thereof and business activities reasonably incidental thereto.

           SECTION 6.09. Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdings, the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to Holdings, the Borrower, any of the Subsidiaries or the Lenders unless such amended Material Indebtedness could be incurred under Section 6.01.
          (b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, the New Senior Notes or any subordinated Indebtedness (other than intercompany subordinated Indebtedness), or (ii) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities.
          (c) Unless consented to by the Required Lenders (such consent not to be unreasonably withheld) and approved by the Bankruptcy Court, make any payment, whether in cash, property, securities or a combination thereof, to compromise or settle any proceeding listed on Schedule 3.09 or any other material litigation or proceeding.
          SECTION 6.10. Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries to exceed (a) $15,000,000 for the period from the Closing Date through the end of the fiscal year ending on or around July 2, 2008 or (b) $45,000,000 for the fiscal year ending on or around July 2, 2009. The amount of permitted Capital Expenditures set forth in the preceding sentence shall be increased by the amount of unused permitted Capital Expenditures for the immediately preceding period or fiscal year.
          SECTION 6.11. [Reserved].
          SECTION 6.12. [Reserved].
          SECTION 6.13. Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower for the most recently completed three-month period as at the last day of each fiscal month commencing February 6, 2008 to be less than 85% of the corresponding Consolidated EBITDA set forth in the Final Budget.
          SECTION 6.14. Minimum Cash Balance. Permit the aggregate cash balances in all accounts of the Borrower and its Subsidiaries with financial and other institutions to be less than (a) from the Delayed Draw Funding Date through July 2, 2008, $20,000,000 and (b) from July 3, 2008 through the Maturity Date, $10,000,000.

          SECTION 6.15. Fiscal Year. With respect to the Borrower, change its fiscal year-end to a date other than the Wednesday closest to June 30 of each year.
          SECTION 6.16. Chapter 11 Claims. Incur, create, assume or permit to exist any administrative expense, unsecured claim, or other super-priority claim or lien that is pari passu with or senior to the claims of the Secured Parties against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority to do so, except for the Carve-Out.
          SECTION 6.17. [Reserved].
          SECTION 6.18. The Orders. Make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to either Order or any First Day Orders without the prior written consent of the Required Lenders, except for any change, amendment or modification that would not adversely effect the Lenders.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
          (d) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in (i) Section 5.04(b), (c), (d), (e) or (h), and such failure shall continue unremedied for two Business Days or (ii) Section 5.01(a) (with respect to Holdings and the Borrower only), 5.05(a), 5.07 (with respect to the second sentence thereof), 5.08, 5.12, 5.13(b) or in Article VI;

          (e) default shall be made in the due observance or performance by Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (f) (i) Holdings, the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness arising after the Petition Date (other than the Obligations), when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (g) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 of post-Petition Date liability shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof (to the extent not covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage thereof) and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;
          (h) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $1,000,000;
          (i) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);
          (j) (i) The Loan Documents and the Orders shall, for any reason, cease to create a valid Lien on any of the Collateral purported to be covered thereby or such Lien shall cease to be a perfected Lien having the priority provided herein pursuant to Section 364 of the Bankruptcy Code against each Loan Party, or any Loan Party shall so allege in any pleading filed in any court or any material provision of any Loan Document shall, for any reason, cease to be valid and binding on each Loan Party party thereto or any Loan Party shall so state in writing or (ii) any Loan Party shall file a complaint or initiate any other action against any of the Lenders or the lenders under the Existing Credit

Agreement or any entity shall obtain a judgment that affects such lenders’ claims or the Collateral, except to the extent expressly allowed in the Interim Order or the Final Order;
          (k) Any of the Bankruptcy Cases shall be dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of the Bankruptcy Cases), suspended or converted to a case under chapter 7 of the Bankruptcy Code, or any Loan Party shall file any pleading requesting any such relief; or an application shall be filed by any Loan Party for the approval of, or there shall arise, (i) any other claim having priority senior to or pari passu with the claims of the Administrative Agent and the Lenders under the Loan Documents or any other claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out) or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except as expressly provided herein;
          (l) The Bankruptcy Court shall enter an order appointing (i) a Chapter 11 trustee in any of the Bankruptcy Cases or (ii) a responsible officer or an examiner with powers (A) to operate or manage the financial affairs of any Loan Party or (B) beyond the duty to investigate and report, as set forth in subclauses (3) and (4) of clause (a) of Section 1106 of the Bankruptcy Code, in any of the Bankruptcy Cases;
          (m) (i) The Interim Order shall (A) not have been entered by the Bankruptcy Court within 15 days of the Petition Date or (B) once issued, cease to be in full force and effect and the Final Order shall not have been entered prior to such cessation, (ii) the Final Order shall not have been entered by the Bankruptcy Court on or before the thirtieth (30th) day following the Closing Date, (iii) from and after the date of entry thereof, the Final Order shall cease to be in full force and effect, (iv) any Loan Party shall fail to comply with the terms of the Interim Order or the Final Order in any material respect or (v) the Interim Order or the Final Order shall be amended, supplemented, stayed, reversed, vacated or otherwise modified (or any of the Loan Parties shall apply for authority to do so) without the written consent of the Required Lenders;
          (n) Any Loan Party shall file a motion seeking, or the Bankruptcy Court shall enter, an order (i) approving payment of any pre-petition claim other than a Permitted Pre-petition Claim Payment, (ii) approving a First Day Order not approved by the Required Lenders, (iii) granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to any holder of any security interest to permit foreclosure on any assets having a book value in excess of $1,000,000 in the aggregate or (iv) except to the extent the same would not constitute a Default under any of the previous clauses, approving any settlement or other stipulation with any creditor of any Loan Party, other than the Administrative Agent and the Lenders, or otherwise providing for with respect to such pre-petition claim that payments as adequate protection or otherwise to such creditor with respect to such pre-petition claim that individually or in the aggregate is in excess of $100,000 for any and all such creditors;

          (o) the Borrower or any Guarantor shall file a plan of reorganization that is not the Plan of Reorganization (unless the Lenders shall be paid in full in cash on the effective date of such Plan of Reorganization);
          (p) there shall not occur any of the following: (i) a disclosure statement in the Bankruptcy Cases shall be filed with the Bankruptcy Court on or before September 15, 2008 or (ii) an order shall be entered on or before the date that is sixty days following the actual date of filing referred to in clause (i), finding that the disclosure statement contains adequate information and otherwise complies with 11 U.S.C. § 1125;
          (q) the period of exclusivity in the Bankruptcy Cases terminates or exclusivity is otherwise lifted in the Bankruptcy Cases;
          (r) claims arising under Section 506(c) of the Bankruptcy Code shall be asserted against the Lenders or other actions adverse to the Lenders or their respective rights and remedies hereunder or under any other Loan Document or any Bankruptcy Court order shall be commenced;
          (s) there shall occur any event or circumstances (or series of events or circumstances) that would have a Material Adverse Effect in the aggregate since the Petition Date;
          (t) the Borrower and the Guarantors shall consummate a sale of all or substantially all of their respective assets without the consent of the Required Lenders; or
          (u) default shall be made in the due observance or performance by the Borrower or the Subsidiaries of greater than 10% of the aggregate number of restaurant operating leases of the Borrower and the Subsidiaries, such that the landlords under such leases would be entitled to terminate such leases;
then, during the continuance of any Event of Default, without further order of, application to, or action by, the Bankruptcy Court, the Administrative Agent (a) may, and shall at the request of the Required Lenders, by notice to the Borrower declare that all or any portion of the New Money Commitments be terminated, whereupon any and all obligations of each Lender to make any Loan shall immediately terminate and (b) may, and shall at the request of the Required Lenders, by notice to the Borrower, declare the New Money Loans, all interest thereon and all other amounts and Obligations payable under this Agreement in respect thereof to be forthwith due and payable, whereupon the New Money Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. Notwithstanding the foregoing, the Rollover Loans shall continue to be due and payable on the Maturity Date in accordance with the provisions set forth in Section 2.11(a). In addition, subject solely to any requirement of the giving of notice by the terms of the Interim Order or the Final Order, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Administrative Agent and the Lenders, upon three Business Days’ written notice to the Borrower, shall be entitled to exercise all of their respective rights and remedies under the Loan Documents, including all rights and remedies with respect to the Collateral and the Guarantors.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or wilful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

          To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
          Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation and (except during the continuance of an Event of Default) with the prior approval of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and (except during the continuance of an Event of Default) shall be acceptable to the Borrower. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          The Required Lenders may remove either Agent at any time by notifying such Agent and the Borrower. Upon any such removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. Until such successor has accepted the appointment of the Required Lenders, the predecessor Agent shall continue to perform is duties under this Agreement and the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s removal hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the predecessor Agent, and the predecessor Agent shall be discharged from its duties and obligations hereunder, provided, however that the predecessor Agent shall execute and deliver to the successor Agent all agreements and other documents as may be necessary or desirable to transfer the rights and duties of Agent from the successor Agent to the predecessor Agent and shall otherwise cooperate with the successor Agent to effectuate such transfer.
          Any Lender that serves as Administrative Agent and/or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
          Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
          (a) if to the Borrower or Holdings, to it at 1460 Buffet Way, Eagan, MN 55121, Attention of H. Thomas Mitchell (Fax No. (651) 365-2356), with a copy to Young Conaway Stargatt & Taylor, LLP, The Brandywine Building, 1000 West Street, 17th Floor, Wilmington, DE 19801, Attention of Pauline Morgan;
          (b) if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and
          (c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. Any party hereto may change its address for notices by giving notice of such change to each party hereto in accordance with this Section 9.01. In addition, the Administrative Agent, the Required Lenders and the Borrower may agree from time to time that notices hereunder for certain specified purposes may be delivered by e-mail, in which case such notices will be as effective as if delivered by fax.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the New Money Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the New Money Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.
          SECTION 9.03. Binding Effect. This Agreement shall become effective in accordance with the terms set forth herein.
           SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
          (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its New Money Commitments and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, (x) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) and (y) the amount of the Delayed Draw Commitment, Interim Date Loan Commitment or Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent on an aggregate basis in the event of concurrent assignments to Related Funds) shall not be less than $1,000,000 (or, if less and as applicable, the entire remaining amount of such Lender’s Delayed Draw Commitment, Interim Date Loan Commitment or applicable Loans), (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that only one such fee shall be payable in the case of concurrent assignments to two or more Related Funds, (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and applicable tax forms and (iv) if such assignment relates to New Money Commitments or New Money Loans, such assignment must comply with the provisions set forth in clause (k) below. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its New Money Commitments, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the New Money Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire and applicable tax forms completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its New Money Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 and shall be bound by the confidentiality provisions contained in Section 9.16 to the same extent as if they were Lenders, (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the New Money Commitments of such participating bank or person or releasing any Guarantor or all or substantially all of the Collateral) and (v) all such sales of a participation in all or any portion of New Money Commitments or New Money Loans shall comply with the provisions set forth in clause (k) below. All amounts payable by the Borrower to any Lender hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Section 2.14, 2.16 and 2.20 shall be determined as if such Lender had not sold or agreed to sell any participation in such Loan, and as if such Lender were funding the participated portion of such Loan the same way that it is funding the portion of such Loan in which no participation has been sold.
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto. Any Lender that is a fund that invests in bank loans may (without the consent of the Borrower or the Administrative Agent) pledge all or any portion of its rights in connection with this Agreement to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that any foreclosure or other exercise of remedies by such trustee shall be subject to the provisions of this Section 9.04 regarding assignments in all respects. No pledge described in the immediately preceding sentence shall release such Lender from its obligations hereunder.
          (i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the New Money Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

          (j) Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
          (k) In the case of any (i) (A) assignment of Interim Date Loan Commitments or Interim Date Loans or (B) sale of a participation interest in Interim Date Loan Commitments or Interim Date Loans, such assigning or selling Lender must also assign or sell a participation in, as applicable, an equal pro rata portion of its Delayed Draw Commitments or Delayed Draw Loans, as applicable, to the applicable assignee or purchaser and (ii) (A) assignment of Delayed Draw Commitments or Delayed Draw Loans or (B) sale of a participation interest in Delayed Draw Commitments or Delayed Draw Loans, such assigning or selling Lender must also assign or sell, a participation in, as applicable, an equal pro rata portion of its Interim Date Loan Commitments or Interim Date Loans, as applicable, to the applicable assignee or purchaser.
          SECTION 9.05. Expenses; Indemnity. (a)  The Borrower and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with the syndication of the credit facilities provided for herein and the consummation of the Transactions contemplated hereby (including the Bankruptcy Cases) and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder (including, with respect to this Section 9.05(a), the reasonable fees, charges and disbursements of (i) Blackstone, financial advisor to the Administrative Agent and the Collateral Agent (as provided in the letter agreement between Blackstone and the Administrative Agent dated as of December 13, 2007), (ii) Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent and (iii) Ropes & Gray LLP, counsel for the Lenders) and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
          (b) The Borrower and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Lender Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions contemplated thereby (including the Bankruptcy

Cases), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) To the extent that Holdings and the Borrower fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused New Money Commitments at the time.
          (d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions contemplated hereby (including the Bankruptcy Cases), any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the New Money Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, subject to any required notice provided in the Orders, each Lender is hereby authorized at any time and from time to time, except to the extent otherwise prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a)  No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender adversely affected thereby, (ii) increase or extend the New Money Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j), the provisions of this Section, the definition of the term “Pro rata Percentage” or “Required Lenders” or release any Guarantor or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused New Money Commitments of each adversely affected Class or (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent without the prior written consent of the Administrative Agent or the Collateral Agent, respectively. Notwithstanding the foregoing, if the Borrower shall request the release of any Collateral to be sold as part of any Asset Sale permitted under Section 6.05 and shall deliver to the Collateral Agent a certificate to the effect that such Asset Sale and the disposition of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall and is hereby authorized to, without the consent of any Lender, execute and deliver all such instruments as may be required to effect the release of such Collateral. Notwithstanding the foregoing or anything else to the contrary in this Agreement or the other Loan Documents, no waiver, amendment or modification of Section 2.15 of this Agreement or any other provision relating to the priority of payment of New Money Loans over Rollover Loans, including Sections 2.11, 2.12, and 2.13, shall be effective without the consent of Lenders having 100% of the aggregate amount of New Money Loans and outstanding New Money Commitments.
          (c) Notwithstanding the foregoing, with the consent of Lenders holding 60% in aggregate principal amount of the Delayed Draw Commitments, any condition precedent to funding of the Delayed Draw Loans set forth in Section 4.03 may be waived (it being understood that any such waiver shall not operate as a waiver of any underlying Default or Event of Default resulting in such condition precedent not being satisfied) and it is understood that the Delayed Draw Loans will be funded if the conditions precedent described in Section 4.03 are satisfied or waived in accordance with terms hereof.
          (d) Notwithstanding the foregoing, Lenders holding two-thirds in aggregate principal amount of the Rollover Loans may, for the entire Class of Rollover Loans, (i) waive treatment under 1129(a)(9) of the Bankruptcy Code in connection with a Plan of Reorganization and (ii) accept other consideration for such Rollover Loans in connection therewith.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

          SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this

Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Bankruptcy Court and any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, Holdings or their respective properties in the courts of any jurisdiction.
          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court (including the Bankruptcy Court). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (including, in each case, in respect of the Bankruptcy Cases), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower or Holdings and related to the Borrower or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Holdings; provided that, in the case of Information received from the Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential or such information is of such a nature that a prudent person would expect such information to be confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          SECTION 9.17. [Reserved].
          SECTION 9.18. U.S.A. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
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          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUFFETS, INC., as a Debtor and Debtor in Possession
by:	/s/ A. Keith Wall
Name: A. Keith Wall
Title: EVP, Chief Financial Officer

BUFFETS HOLDINGS, INC., as a Debtor and Debtor in Possession
by:	/s/ A. Keith Wall
Name: A. Keith Wall
Title: EVP, Chief Financial Officer

Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent and Collateral Agent
by:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Managing Director

by:	/s/ Denise Alvarez
Name:	Denise Alvarez
Title:	Vice President

Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Denise Alvarez
	Name:	Denise Alvarez
	Title:	Vice President

Credit Agreement

CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent and Documentation Agent
by:	/s/ Christopher G. Cunningham
Name:	Christopher G. Cunningham
Title:	Managing Director

by:
Name:
Title:

Credit Agreement

WATERSHED CAPITAL PARTNERS, L.P., as Lender
By	/s/ Meridee Moen
	Name:	Meridee Moen
	Title:	Senior Managing Member

WATERSHED CAPITAL INSTITUTIONAL PARTNERS, L.P., as Lender
By	/s/ Meridee Moen
	Name:	Meridee Moen
	Title:	Senior Managing Member

Credit Agreement